Exhibit 99.1

Liberty Global Schedules Investor Call for 2016 Results

•	Liberty Global Group call to start at 09:30 a.m. EST on February 16, 2017

•	LiLAC Group call to start at 10:30 a.m. EST on February 16, 2017

Denver, Colorado - February 9, 2017:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its 2016 results before its Investor Call, which will begin at 9:30 a.m. (Eastern Time) on Thursday, February 16, 2017. At that time, management will discuss the Company’s results and business, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and provide other forward-looking information. Please call in at least 15 minutes prior to the start of the teleconference.

The Liberty Global Group part of the call will start at 09:30 a.m. (Eastern Time), followed by the LiLAC Group beginning at approximately 10:30 a.m. (Eastern Time), using the same dial-in shown below.

Domestic	888.228.5293
International	+1 913.312.1413

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to 50 million television, broadband internet and telephony services. We also serve 10 million mobile subscribers and offer WiFi service across 5 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

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